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                                                       Exhibit (11)

                   FLORIDA ROCK INDUSTRIES, INC.
             COMPUTATION OF EARNINGS PER COMMON SHARE

                            THREE MONTHS ENDED           SIX MONTHS ENDED
                                 March 31,                  March 31,
                             1998       1997           1998         1997

Net income               $ 7,324,000   6,537,000    14,690,000  14,623,000

Common shares:

Weighted average shares
 outstanding during the
 period - used for basic
 earnings per share       18,812,806  18,362,260    18,809,275  18,478,708

Shares issuable under
 stock options which are
 potentially dilutive        336,715     117,930       350,846     101,518

Shares used for diluted
 earnings per share       19,149,521  18,480,190    19,160,121  18,580,266

Basic earnings per
 common share                 $.39         .36            .78            .79

Diluted earnings
 per common share             $.38         .35            .77            .79

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